Exhibit 99.1

www.hearstargyle.com NEWS
Contact:	Thomas W. Campo (212) 887-6827 tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS

NEW YORK, N.Y., July 28, 2004 – Hearst-Argyle Television, Inc. (NYSE: HTV) today announced second-quarter earnings of $0.37 per diluted share, compared to $0.29 per diluted share in the second quarter of 2003.

        Net revenue for the quarter ended June 30, 2004 of $198.0 million grew 10%, from $179.6 million in the second quarter of 2003, while adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), as defined in the Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release, gained 15% to $89.8 million, from $77.9 million in the second quarter of 2003. Income applicable to common stockholders increased 32% to $35.7 million from $27.0 million in the second quarter of 2003.

        Net revenue for the six months ended June 30, 2004 of $364.8 million grew 11%, from $328.9 million in the comparable period of 2003, while adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), as defined in the Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release, gained 20% to $151.2 million, from $126.3 million in the first half of 2003. Income applicable to common stockholders increased 46% to $53.4 million from $36.7 million in the six months of 2003 and, on a per share basis, gained 43%, to $0.57, compared to $0.40 for the six-month period last year.

        “Our company achieved strong operating performance in the second quarter, driven by solid growth in ad spending from core advertising categories and the political category,” said David J. Barrett, president and chief executive officer. “Most of our stations enjoy leading positions in their respective markets, and they are effectively optimizing the revenue and profit opportunities available to them right now. We are pleased that we achieved record revenue and strong bottom-line results in the quarter, and we are optimistic about our prospects for the second half.”

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Hearst-Argyle Second Quarter 2004...2

        In July, the Company completed the approximately $38 million acquisition of the broadcasting assets of WMTW-TV, the ABC affiliate serving the Portland-Auburn, Maine, television market. Portland-Auburn is the nation’s 74th largest television market and, according to Nielsen Media, comprises 0.37% of the U.S. television household audience, bringing the total reach of Hearst-Argyle’s owned and managed television stations to approximately 18% of all U.S. TV households. The WMTW acquisition strategically complements the Company’s New England “cluster” of Hearst-Argyle stations including WCVB-TV, Boston; WMUR-TV, Manchester, NH; and WNNE-TV, Burlington, VT.

Advertising Revenue

        The 10% net revenue increase in the quarter resulted from broad-based growth across a variety of ad categories, as well as the expected strong performance of the political category. Eight of the Company’s top-10 ad categories grew in comparison to the second quarter of 2003, as follows: Automotive +12%; retail +7%; pharmaceuticals +33%; movies +3%; fast foods +6%; financial services +4%; furniture & housewares +17%; and telecommunications +17% (all percentages of gross-sales growth).

        Political revenue totaled $12 million during the quarter, compared to $2.7 million in second-quarter 2003 and $8 million in second-quarter 2002. First-half political revenue totaled $22 million, compared to $3.3 million in first-half 2003 and $13 million in first-half 2002. “Given the highly competitive nature of this year’s presidential election and our Company’s presence in 10 of the 17 battleground states,” Barrett noted, “we are seeing very targeted spending by both the Bush and Kerry campaigns in pursuit of the electoral votes in these states. This highly tactical approach is without precedent and has thus far resulted in greater-than-expected spending on a select number of our stations. Broadcast television is the key advertising medium for major political campaigns and leading local news stations such as ours are very well positioned to capture those political revenues on an every-other-year basis.”

Expenses and Expenditures

        In keeping with prior Company guidance, Salaries, benefits and other operating costs were $87.2 million for the quarter and $171.8 million for the six months, compared to $81.0 million and $160.9 million in the prior year’s second quarter and first half, respectively. The increases reflected higher health and welfare benefits, pension expenses, incentive compensation expense, and news-gathering expenses typical in an election and Olympics year, and were partially offset by decreases in bad-debt expense and promotional costs, among other categories.

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Hearst-Argyle Second Quarter 2004...3

        Amortization of program rights was $14.8 million for the quarter and $30.1 million for the six months, each representing a 6% year-over-year decrease from $15.8 million and $31.9 million, respectively, in the second quarter and first half of 2003.

        Depreciation and amortization was $12.4 million for the quarter, compared to $13.1 million in the second quarter of 2003. The decrease is due primarily to previously disclosed accelerated depreciation of certain broadcast assets in the prior-year second quarter. Depreciation and amortization for the first six months of 2004 increased to $24.9 million from $24.1 million in the first half of 2003, due primarily to increased equipment purchases.

        Corporate, general and administrative expenses were $6.1 million in the quarter and $11.7 million for the six months, compared to $4.9 million and $9.8 million in the second quarter and six months, respectively, of 2003, reflecting higher staffing and other costs associated with regulatory compliance, and incentive compensation.

        The Company’s effective tax rate for the second quarter was 38.1% compared to 38.0% in the second quarter of 2003; cash taxes paid, net of refunds, were approximately $3.5 million for the quarter and $18.5 million for the six months compared to $1.6 million and $12.0 million, respectively, in the comparable periods of 2003.

        The Company’s capital expenditures were $10.4 million for the quarter and $17.0 million for the six months, compared to $8.5 million and $14.6 million in the comparable periods of 2003. Of the first-half 2004 expenditures, $0.6 million was for the Company’s digital television (DTV) build-outs.

Liquidity and Financial Flexibility

        At June 30, 2004, the Company’s total debt was $882.5 million; debt net of cash was $744.4 million. Note payable to Capital Trust, reflecting the Company’s long-term obligation to its wholly-owned unconsolidated subsidiary trust, which privately placed $200.0 million of redeemable convertible preferred securities in December 2001, was $206.2 million. At June 30, 2004, the Company’s leverage ratio, defined as long-term debt divided by trailing-12-months adjusted EBITDA, was 2.95 excluding the convertible preferred securities and 3.64 including these securities. Net cash from operating activities (as defined by GAAP) was $34.8 million for the quarter and $89.1 million for the six months, compared to $27.8 million and $63.2 million for the comparable periods in 2003. The Company paid its third quarterly dividend of $0.06 per share to holders of Common Stock on July 15, 2004.

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Hearst-Argyle Second Quarter 2004...4

        Hearst-Argyle has approximately $220 million remaining under its May 1998 board-authorized share repurchase program. “Our repurchase authorization remains active and we continue to monitor market conditions,” said Harry T. Hawks, executive vice president and chief financial officer. “We have a strong cash position and substantial free cash flow, supported by a healthy, investment-grade balance sheet. We believe that the current trading weakness in the media sector in general and in our shares specifically do not appropriately reflect our continued belief in the long term fundamentals of this industry or this company. As such, we believe our shares represent a good value and we expect to purchase shares opportunistically as market conditions warrant.”

        In the second quarter, The Hearst Corporation acquired 440,600 shares in open-market purchases, at a weighted average price of $25.60, and currently holds approximately 66% of Hearst-Argyle Television’s approximately 93 million shares outstanding.

        Moody’s Investors Services, Standard & Poor’s and Fitch Ratings rate Hearst-Argyle Television’s public debt as investment-grade; the Moody’s rating is Baa3; the S&P and Fitch ratings are BBB-. All of the credit-rating agencies have a “stable” rating outlook on the Company’s public debt.

Third-Quarter Outlook

        The Company’s outlook on revenue and costs is subject to and could be affected by economic developments; regulatory developments; the timing of any investments, dispositions or other transactions; and major news events, among other circumstances. Reference is made to the “Safe Harbor” statement regarding forward-looking comments at the end of this press release.

        The Company expects third quarter revenue to grow 12% to 14% from the $167.3 million reported in the third quarter of 2003, with EPS of approximately $0.30.

        Pursuant to FAS 128, the Company will perform a dilution test for the third quarter and nine months ending September 30, 2004, and fourth-quarter and full-year 2004 EPS that currently is expected to cause EPS to be calculated on the basis of approximately 102 million shares, rather than the diluted share count of approximately 94 million, used for the six-month period ending June 30, 2004. This reflects the dilution that would result were the Company’s Redeemable Convertible Preferred Securities (related to the Capital Trust) converted to equity. Dilution from the higher share count would be largely offset by the elimination of the $15 million annual Capital Trust interest payment in calculating diluted EPS. The annual effect to EPS of the Capital Trust dilution, if it occurs, will be approximately $0.01, an amount already factored into the above guidance.

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Hearst-Argyle Second Quarter 2004...5

        The Company also updated its expense guidance:

•	Salaries, benefits and other operating costs (“SB&O”) will be affected in the third quarter, fourth quarter and full year by the addition of WMTW operations, one-time-only expenses associated with the assimilation of WMTW, non-cash asset disposition, and one-time-only tower-related expenditures. As a result, at present, the Company expects SB&O to be approximately $92 million each in the third and fourth quarters, resulting in an approximate 8% year-over-year change for the full year.
•	Program amortization will be modestly impacted by the WMTW transaction resulting in a full-year expense of somewhat less than $62 million, or an approximate 2% decrease from last year.
•	Depreciation and amortization will be modestly impacted by the WMTW transaction, resulting in a full-year expense of approximately $50 million or approximately a 9% decrease from last year.
•	Corporate, general and administrative expenses are expected to be approximately $5 million for the third quarter, $6 million for the fourth quarter and, for the full year, approximately $23 million compared to the previous forecast of $22 million. The higher forecast primarily reflects increases in staffing and other expenses related to regulatory compliance.
•	Interest expense, net, is now projected to be approximately $64 million for the year, a decrease from the approximately $65 million previously projected, reflecting the benefit of additional interest income.
•	Interest expense – Capital Trust guidance of $15 million annual expense is unchanged.
•	The Company’s effective tax rate provision remains at 38.1% for the year.
•	Preferred dividends, of $1.1 million for 2004, are expected to be eliminated for 2005 as the security is scheduled for redemption by January 1, 2005. The redemption is expected to result in a benefit to 2005 EPS of approximately $0.01.

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Hearst-Argyle Second Quarter 2004...6

        For a review of non-GAAP financial measurements frequently used in broadcast industry analysis, and a reconciliation to the GAAP financial results cited in this news release and accompanying condensed consolidated statements of income, please see the Supplemental Disclosures table at the end of this release. An updated Supplemental Disclosures reconciliation table will also be posted quarterly to the Company’s Web site, www.hearstargyle.com, in the Corporate Information section under “Financials.”

Third-Quarter Conference Call

        Hearst-Argyle will host a conference call at 9:30 a.m., New York City time, today. Senior management will discuss the financial results and respond to questions. A live audio Webcast of the call will be accessible to the public on the Company’s Web site, www.hearstargyle.com. A recording of the Webcast will subsequently be archived on the site. The conference call number is (877) 546-1565 for domestic calls and (773) 756-4629 for international calls; the conference can be accessed with the identification “Hearst-Argyle.” A replay of the call will be available through August 4 at (866) 491-2938 or (203) 369-1726 (international). No pass code is necessary for the replay.

About Hearst-Argyle

        Hearst-Argyle Television, Inc. owns 25 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of the largest U.S. television station groups. The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner. Hearst-Argyle also owns 12 ABC affiliated stations, and manages an additional ABC station owned by The Hearst Corporation, and is the largest ABC affiliate group. The Company also owns two CBS affiliates and a WB affiliate, and manages a UPN affiliate and an independent station. Hearst-Argyle also is involved in television production and syndication, through a joint venture with NBC Universal Television Distribution, and is a leader in the convergence of local broadcast television and the Internet through its partnership with Internet Broadcasting Systems. Hearst-Argyle is majority owned by The Hearst Corporation. Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”

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Hearst-Argyle Second Quarter 2004...7

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.

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Hearst-Argyle Second Quarter 2004...8

HEARST-ARGYLE TELEVISION, INC.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(In thousands, except per share data)		(In thousands, except per share data)

Total revenue	$197,958	$179,605	$364,822	$328,881
Station operating expenses:
Salaries, benefits and other operating costs	87,210	81,028	171,804	160,861
Amortization of program rights	14,818	15,830	30,129	31,922
Depreciation and amortization (1)	12,356	13,136	24,851	24,096
Corporate, general and administrative expenses	6,113	4,884	11,702	9,758

Operating income	77,461	64,727	126,336	102,244

Interest expense, net	16,005	17,351	32,421	34,760
Interest expense, net - Capital Trust (2)	3,750	3,750	7,500	7,500
Equity in income of affiliates, net (3)	463	370	662	234

Income before income taxes	58,169	43,996	87,077	60,218

Income taxes	22,162	16,718	33,176	22,883

Net income	36,007	27,278	53,901	37,335

Less preferred stock dividends	272	297	544	615

Income applicable to common stockholders	$ 35,735	$ 26,981	$ 53,357	$ 36,720

Income per common share-basic	$ 0.38	$ 0.29	$ 0.57	$ 0.40

Number of common shares used in the calculation	93,087	92,554	92,995	92,495

Income per common share-diluted	$ 0.37	$ 0.29	$ 0.57	$ 0.40

Number of common shares used in the calculation (4)	101,601	92,963	93,641	92,856

Dividends per common share declared	$ 0.06	$ --	$ 0.12	$ --

Supplemental Financial Data:
Net cash provided by operating activities	$ 34,806	$ 27,764	$ 89,059	$ 63,202
Program payments	$ 15,066	$ 15,523	$ 30,386	$ 31,161
Capital expenditures	$ 10,437	$ 8,498	$ 16,967	$ 14,603
Cash paid for income taxes, net of refunds (5)	$ 3,517	$ 1,636	$ 18,481	$ 11,971
Debt, net of cash			$744,420	$918,595
Note payable to Capital Trust (2)			$206,186	$206,186
Common shares outstanding, net of treasury shares			93,162	92,590

Supplemental Non-GAAP Data (*):
Adjusted EBITDA	$ 89,817	$ 77,863	$151,187	$126,340
Free cash flow	$ 24,369	$ 19,266	$ 72,092	$ 48,599

(*)	See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

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Hearst-Argyle Second Quarter 2004...9

HEARST-ARGYLE TELEVISION, INC.

Notes to Consolidated Statements of Income

        (1) Depreciation and amortization expense for the three and six months ended June 30, 2004 included approximately $0.9 million and $1.8 million, respectively, of amortization of a separately identified intangible asset, advertiser client base. In December 2003, the Company reconsidered a reclassification it had made in December 2001 related to this separately identified intangible asset. In December 2003, the Company determined the advertiser client base should continue to be separately identified from goodwill and, as an intangible asset with a finite useful life under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, be amortized over its estimated useful life. Accordingly, the Company recorded a catch-up to amortization expense on the advertiser client base of $7.1 million in the fourth quarter of 2003. Additionally, the three and six months ended June 30, 2003 included approximately $2.1 million of accelerated depreciation on certain broadcasting equipment, which management determined to be obsolete.

        (2) In December 2003, the Company adopted Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”). The adoption of FIN 46(R) required the Company to de-consolidate its wholly-owned trust subsidiary, the Hearst-Argyle Capital Trust (hereafter the “Capital Trust”). In order to present the Capital Trust as an unconsolidated subsidiary, the Company adjusted the presentation in its consolidated balance sheets as follows, for all periods presented: (i) reclassified the amount of $200.0 million, which was previously classified as “Company obligated redeemable convertible preferred securities of subsidiary trust holding solely parent company debentures” to “Note payable to Capital Trust”; (ii) presented an investment in the Capital Trust of $6.2 million, which is included under “Investments”; and (iii) presented a long-term note payable to the Capital Trust of $6.2 million, which is included under “Note payable to Capital Trust,” bringing the total “Note payable to Capital Trust” to $206.2 million. In addition, the Company adjusted the presentation in its consolidated income statements in all periods presented to reclassify the amounts previously presented as “Dividends on redeemable convertible preferred securities” to “Interest expense, net – Capital Trust.” These changes, required under FIN 46(R), represent financial statement presentation only and are not a result of any changes to the legal, financial, or operating structure of the Capital Trust.

        (3) Represents the Company’s equity interests in the operating results of (i) entities related to Internet Broadcasting Systems, Inc. and (ii) NBC/Hearst-Argyle Syndication, LLC.

        (4) The number of common shares used in the calculation of diluted EPS for the three months ended June 30, 2004 includes 7,935,068 shares of Series A common stock to be issued upon the conversion of 1,400,000 shares of Series A 7.5% Preferred Securities and 2,600,000 shares of Series B 7.5% Preferred Securities (collectively “Securities”). For all other periods presented, these shares were not included in the computation of diluted EPS because to do so would have been antidilutive. Additionally, interest expense related to these Securities, net of tax, of approximately $2,321,000 was added back to Income applicable to common shareholders for purpose of calculating diluted EPS for the three months ended June 30, 2004.

        (5) Cash paid for income taxes is presented net of tax refunds received by the Company. For the three months ended June 30, 2003, the Company received a tax refund of approximately $6,000. For the six months ended June 30, 2004 and 2003, the Company received tax refunds of $1.2 million and $6,000, respectively.

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Hearst-Argyle Second Quarter 2004...10

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions. Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure. In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone. Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements. In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income: interest expense, net; interest expense, net – Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges. Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations:

•	Interest expense, net, and Interest expense, net – Capital Trust. By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures. Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.
•	Income taxes. By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates. Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

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Hearst-Argyle Second Quarter 2004...11

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(CONTINUED)

•	Depreciation and amortization. By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses. Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives. Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.
•	Equity in income of affiliates, net. This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests. As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results. However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.
•	Other income and expense, and special charges. These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next. By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next. Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(In thousands) (Unaudited)		(In thousands) (Unaudited)
Net income	$ 36,007	$ 27,278	$ 53,901	$ 37,335
Add: Income taxes	22,162	16,718	33,176	22,883
Add: Equity in income of affiliates, net	(463)	(370)	(662)	(234)
Add: Interest expense, net - Capital Trust	3,750	3,750	7,500	7,500
Add: Interest expense, net	16,005	17,351	32,421	34,760

Operating income	77,461	64,727	126,336	102,244
Add: Depreciation and amortization	12,356	13,136	24,851	24,096

Adjusted EBITDA	$ 89,817	$ 77,863	$ 151,187	$ 126,340

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Hearst-Argyle Second Quarter 2004...12

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow. Free cash flow reflects our net cash flow from operating activities less capital expenditures. Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group. Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs. Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such. Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow. In addition, our calculation of free cash flow may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(In thousands) (Unaudited)		(In thousands) (Unaudited)
Net cash flow provided by operating activities	$34,806	$27,764	$89,059	$63,202
Less capital expenditures	10,437	8,498	16,967	14,603

Free cash flow	$24,369	$19,266	$72,092	$48,599